        1                                                       Exhibit 11
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
                                CALCULATION OF EARNINGS
                               PER SHARE OF COMMON STOCK
                                (In thousands of shares)


                              Thirteen Weeks Ended       Twenty-Six Weeks Ended
                               July 4,    June 28,        July 4,      June 28,
                                1999        1998           1999          1998
                              --------------------       ----------------------
Number of shares of
Class A and Class B
Common stock outstanding
at beginning of
period                          10,099      10,081         10,093        10,089

Issuance of shares of
Class B common stock
(weighted), net of
forfeiture of re-
stricted stock awards                3          10              8             8

Repurchase of Class B
common stock (weighted)             (4)         (3)            (3)          (11)
                                ------      ------         ------        ------
Shares used in the computation
of basic earnings per share     10,098      10,088         10,098        10,086

Adjustment to reflect
dilution from common stock
equivalents                         42          48             43            46
                                ------      ------         ------        ------
Shares used in the computation
Of diluted earnings per share   10,140      10,136         10,141        10,132
                                ------      ------         ------        ------
Net income available for
common shares                  $67,672     $63,543       $112,386      $270,940

Basic earnings per common
share                            $6.70       $6.30         $11.13        $26.86
                                ------      ------         ------        ------
Diluted earnings
per common share                 $6.67       $6.27         $11.08        $26.74
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